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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

AMERICAN HOMES 4 RENT
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
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TO THE SHAREHOLDERS OF
AMERICAN HOMES 4 RENT

March 26, 2014

Dear American Homes 4 Rent Shareholder:

              On behalf of the Board of Trustees of American Homes 4 Rent, I am pleased to invite you to attend our 2014 Annual Meeting of Shareholders. The meeting will be held on Thursday, May 8, 2014, at 1:30 p.m., local time, at the Sheraton Agoura Hills Hotel located at 30100 Agoura Road, Agoura Hills, California 91301. You may attend the meeting in person or by proxy.

              Your vote is important, and we strongly urge you to cast your vote. You may vote by using the Internet, the telephone, or by signing, dating and returning the enclosed proxy card. To ensure that your vote is recorded, please vote as soon as possible, whether or not you plan to attend in person. If you attend the meeting, you may withdraw your proxy at the meeting and vote your shares in person from the floor.

              We appreciate your continued trust and confidence as an investor in American Homes 4 Rent.

Sincerely,

David P. Singelyn Chief Executive Officer

AMERICAN HOMES 4 RENT
30601 Agoura Road, Suite 200
Agoura Hills, California 91301

NOTICE OF THE 2014 ANNUAL MEETING OF SHAREHOLDERS

              The 2014 Annual Meeting of Shareholders of American Homes 4 Rent, a Maryland real estate investment trust, will be held at the time and place and for the purposes indicated below.

Time and Date:	1:30 p.m., local time, on Thursday, May 8, 2014.
Place:	The Sheraton Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, California 91301.
Items of Business:	1.	To elect eight trustees from the nominees named in the attached proxy statement to serve until the 2015 Annual Meeting of Shareholders;
	2.	To ratify the appointment of BDO USA, LLP as the independent registered public accounting firm for American Homes 4 Rent for the fiscal year ending December 31, 2014; and
	3.	To consider and act upon any other matters as may properly come before the meeting or any adjournment or postponement thereof.
Recommendations of the Board:
The Board of Trustees unanimously recommends that you vote "FOR" each of the trustee nominees and "FOR" ratification of the appointment of BDO USA, LLP. The full text of these proposals is set forth in the accompanying proxy statement.
Adjournments and Postponements:
Any action on the items of business described above may be considered at the Annual Meeting at the time and on the date specified above or at any time and date to which the Annual Meeting may be properly adjourned or postponed.
Record Date:
You are entitled to vote at the meeting if you were a shareholder of record at the close of business on March 12, 2014 of our Class A common shares of beneficial interest, par value $0.01 per share, or our Class B common shares of beneficial interest, par value $0.01 per share.
Voting:
Your vote is very important. To ensure your representation at the meeting, please mark your vote on the enclosed proxy/voting instruction card, then date, sign and mail the proxy/voting instruction card in the pre-addressed postage-paid return envelope included with these materials as soon as possible. You may also vote by telephone or online by following the instructions included with your proxy statement and card. You may revoke a proxy at any time prior to its exercise at the meeting by following the instructions in the accompanying proxy statement on page 3.

By Order of the Board of Trustees,
Sara Vogt-Lowell Chief Legal Officer & Secretary

March 26, 2014

(i)

AMERICAN HOMES 4 RENT

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS
MAY 8, 2014

GENERAL INFORMATION

              We are providing these proxy materials in connection with the solicitation by the Board of Trustees (the "Board") of American Homes 4 Rent (the "company," "we," "our" or "us") of proxies to be voted at our 2014 Annual Meeting and at any adjournment or postponement of the meeting. The 2014 Annual Meeting will be held on May 8, 2014 at 1:30 p.m., local time, at the Sheraton Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, California 91301. The materials are being provided to all holders of record of Class A common shares of beneficial interest, par value $0.01 per share ("Class A common shares"), and of Class B common shares of beneficial interest, par value $0.01 per share ("Class B common shares"), of the company.

              This proxy statement contains important information regarding our Annual Meeting. Specifically, it identifies the proposals on which you are being asked to vote, provides information that you may find useful in determining how to vote and describes voting procedures. This notice of Annual Meeting and proxy statement is first being distributed and made available on or about April 4, 2014 to shareholders of record as of the close of business on March 12, 2014, the record date set by our Board.

VOTING INFORMATION

Who may attend and vote at the Annual Meeting?

              Only shareholders of record at the close of business on the record date of March 12, 2014 will be entitled to vote at the meeting, or at any adjournment or postponement of the meeting. On the record date, approximately 184,869,219 of the company's Class A common shares were issued and outstanding and 635,075 Class B common shares were issued and outstanding.

              If your shares are held in the name of a bank, broker, trustee or other nominee and you plan to attend our Annual Meeting, you will need to bring proof of ownership, such as a recent bank or brokerage account statement.

What items of business will be voted on at the Annual Meeting?

              Shareholders will vote on the following matters at the Annual Meeting:

  •
  The election of eight trustees from the nominees named in Proposal 1 to the Board to serve until the 2015 Annual Meeting of Shareholders; and

  •
  The ratification of the appointment of BDO USA, LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2014, as set forth in Proposal 2.

These proposals are discussed in more detail in this proxy statement.    We will also consider any other matters properly brought before the meeting or any adjournment or postponement of the meeting.

How does the Board recommend that I vote?

              Our Board unanimously recommends that you vote:

  •
  "FOR" the election of each of the eight nominees for trustee named in Proposal 1; and

  •
  "FOR" ratification of the appointment of BDO USA, LLP as the company's independent registered public accounting firm for fiscal year 2014 as set forth in Proposal 2.

 What voting rights do I have?

              Holders of Class A common shares and Class B common shares vote together on the matters for the election of trustees and ratification of the appointment of the company's independent registered public accounting firm. Each holder of Class A common shares is entitled to one vote per share. Each holder of Class B common shares is entitled to fifty votes per share.

How many shares must be voted to approve each matter?

              Provided that shareholders entitled to cast at least a majority of all the votes entitled to be cast at the Annual Meeting are present in person or by proxy at the Annual Meeting, each matter may be approved as follows:

  •
  The eight nominees who receive the most votes will be elected trustees. Each common share may be voted for as many individuals as there are trustees to be elected.

  •
  The approval of the ratification of the appointment of the independent registered public accounting firm may be approved by a majority of the votes cast.

How do I vote my Shares at the Annual Meeting?

If you attend the Annual Meeting:    Shares held in your name as the shareholder of record may be voted in person at the Annual Meeting. Shares for which you are the beneficial owner but not the shareholder of record may be voted in person at the Annual Meeting only if you obtain a legal proxy from the bank, broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described below so that your vote will be counted if you later decide not to attend the meeting.

If you don't attend the Annual Meeting:    Whether you hold shares directly as the shareholder of record or through a bank, broker, trustee or other nominee as the beneficial owner, you may direct how your shares are voted without attending the Annual Meeting. There are three ways to vote by proxy:

  •
  By Internet – Shareholders may submit proxies over the Internet by following the instructions on the proxy card or voting instruction card.

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  By Telephone – Shareholders may submit proxies over the telephone by following the instructions on the proxy card or voting instruction card.

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  By Mail – Shareholders may submit proxies by completing, signing and dating their proxy card or voting instruction card and mailing it in the accompanying pre-addressed postage-paid envelope.

How will my proxy be voted?

              If you grant a proxy and do not revoke it before the applicable voting deadline, the persons designated as proxies will vote the common shares represented thereby, if any, in the manner specified. If you grant a proxy but do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy/voting instruction card will be voted (1) "FOR" the election of the Board's nominees for trustee, (2) "FOR" the ratification of BDO USA, LLP as our independent registered public accounting firm for fiscal 2014, (3) and in the discretion of the proxy holders on any other matter that may properly come before the meeting. The persons designated as proxies reserve full discretion to cast votes for other persons if any of the nominees for trustee become unavailable to serve and to cumulate votes selectively among the nominees as to which authority to vote has not been withheld.

 Can I change my vote or revoke my proxy?

              You may change your vote before the vote at the Annual Meeting in accordance with the following procedures. If you are the shareholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by providing a written notice of revocation to the Secretary at American Homes 4 Rent, 30601 Agoura Road, Agoura Hills, CA 91301, prior to your shares being voted, or by attending the Annual Meeting and voting in person. Attendance at the meeting alone will not cause your previously granted proxy to be revoked unless you specifically make that request. For shares you hold beneficially in the name of a bank, broker, trustee or other nominee, you may change your vote by submitting new voting instructions to your bank, broker, trustee or nominee in accordance with their instructions, or, if you have obtained a legal proxy from your bank, broker, trustee or other nominee giving you the right to vote your shares, by attending the meeting and voting in person.

How many shares must be present or represented to conduct business at the Annual Meeting?

              A quorum is required to hold the meeting. The presence at the meeting in person or by proxy of shareholders entitled to cast a majority of all the votes entitled to be cast at the meeting is necessary to constitute a quorum for the transaction of business. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining whether a quorum exists.

              A broker non-vote occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If the shareholders present or represented by proxy at the meeting represent less than a majority of all the votes entitled to be cast at the meeting, our meeting may be adjourned to a later date for the purpose of obtaining a quorum.

What happens if additional matters are presented at the Annual Meeting?

              Other than the two items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxy holders, David P. Singelyn and John Corrigan, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting. If for any reason any of our nominees is not available as a candidate for trustee, the persons named as proxy holders will vote any shares represented by your proxy for such other candidate or candidates as may be nominated by the Board.

Who will serve as Inspector of Elections at the Annual Meeting?

              The inspector of elections will be a representative from our transfer agent, American Stock Transfer & Trust Company.

How do I contact the company's transfer agent?

              Please contact our transfer agent at the phone number or address listed below, with questions concerning shares, dividend checks, transfer of ownership or other matters pertaining to your share account: American Stock Transfer & Trust Company, Shareholder Services, 6201 15th Avenue, Brooklyn, NY 11219, phone number: 800-937-5449 or 718-921-8124.

Who will bear the costs of soliciting votes for the Annual Meeting?

              We will pay the cost of soliciting proxies. In addition to solicitation by mail, certain trustees, officers and regular employees of the company and its affiliates may solicit the return of proxies by telephone, personal interview or otherwise. We may also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation materials to such beneficial owners.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting: This Proxy Statement, the 2013 Annual Report including the Annual Report on Form 10-K for the year ended December 31, 2013 and a sample proxy card are available at
www.americanhomes4rent.com/ForInvestors/CorporateInformation/2014AnnualMeetingDocuments.

 CORPORATE GOVERNANCE AND BOARD MATTERS

Code of Business Conduct and Ethics and Corporate Governance Guidelines

              Our Board has adopted a Code of Business Conduct and Ethics that applies to our officers, trustees and employees. Among other matters, our Code of Business Conduct and Ethics is designed to deter wrongdoing and to promote the following:

  •
  honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

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  full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

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  compliance with applicable governmental laws, rules and regulations;

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  prompt internal reporting of violations of the code to appropriate persons identified in the code; and

  •
  accountability for adherence to the Code of Business Conduct and Ethics.

              The Board has also adopted Corporate Governance Guidelines to outline its overall governance practices. The Board periodically reviews its corporate governance policies in light of governmental rules and regulations, practices at other companies and investor input.

              The company's Code of Business Conduct and Ethics and the Corporate Governance Guidelines are each available on the company's website, www.americanhomes4rent.com. A copy of each may be obtained by sending a written request to the company's Investor Relations Department, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301 under the tab "For Investors." Any amendments or waivers to the Code of Business Conduct and Ethics for trustees or executive officers may be made only by the Nominating and Corporate Governance Committee of our Board and will be disclosed on the company's website or other appropriate means in accordance with applicable Securities and Exchange Commission ("SEC") and New York Stock Exchange ("NYSE") requirements.

Board of Trustees

              The number of members on our Board will be determined from time-to-time by resolution of the existing members of the board. Our Board currently consists of eight persons. Our trustees are nominated each year by the Nominating and Corporate Governance Committee.

              We are subject to the rules of the NYSE. Generally, these rules require a number of trustees serving on our board to meet standards of independence. As described below in "Trustee Independence", our Board has determined that five of our eight trustees, specifically Messrs. Angeloff, Hart, Kropp, Swann and Woolley, are "Independent Trustees" who meet the independence standards of the NYSE. Our Independent Trustees meet regularly in executive sessions without members of management present, generally following each regularly scheduled Board meeting.

              Our Board believes its members collectively have the experience, qualifications, attributes and skills to effectively oversee the management of our company, including a high degree of personal and professional integrity, an ability to exercise sound business judgment on a broad range of issues, sufficient experience and background to have an appreciation of the issues facing our company, a willingness to devote the necessary time to board duties, a commitment to representing the best interests of our company and a dedication to enhancing shareholder value.

Committees of the Board

              Our board has established three committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees consists of three members, each of whom meets the independence standards of the NYSE. Matters put to a vote by any one of our three independent committees of our Board must be approved by a majority of the trustees on the committee who are present at a meeting, in person or as otherwise permitted by our bylaws, at which there is a quorum or by the unanimous written consent of the trustees serving on the committee. Additionally, our Board may from time to time establish other committees to facilitate the board's oversight of management of the business and affairs of our company.

              Each of the standing committees operates pursuant to a written charter which can be viewed at our website at www.americanhomes4rent.com. A print copy will be provided to any shareholder who requests a copy by writing to the company's Secretary at American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301.

              Our three standing committees are described below, and the current committee members and number of meetings held in 2013 are identified in the following table:

Trustee	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Dann V. Angeloff			X (Chairman)
Matthew J. Hart	X	X
James H. Kropp	X (Chairman)		X
Lynn Swann		X	X
Kenneth M. Woolley	X	X (Chairman)
Number of meetings in 2013:	11	1	1

              Audit Committee. Our board has affirmatively determined that each of the Audit Committee members meets the definition of "independent trustee" for purposes of the NYSE rules and the independence requirements of Rule 10A-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Our board has also determined that each member of our Audit Committee qualifies as an "audit committee financial expert" under SEC rules and regulations. The Audit Committee's principal functions consist of overseeing:

  •
  review of all related party transactions in accordance with our related party transactions policy;

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  our accounting and financial reporting processes;

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  the integrity of our consolidated financial statements and financial reporting process;

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  our systems of disclosure controls and procedures and internal control over financial reporting;

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  our compliance with financial, legal and regulatory requirements;

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  the evaluation of the qualifications, independence and performance of our independent registered public accounting firm;

  •
  the performance of our internal audit functions; and

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  our overall risk exposure and management.

              Compensation Committee. The Compensation Committee's principal functions consist of supporting the Board in fulfilling its oversight responsibilities relating to the following:

  •
  reviewing and approving on an annual basis the corporate goals and objectives relevant to our chief executive officer's compensation, evaluating our chief executive officer's performance in light of such goals and objectives and determining and approving the remuneration of our chief executive officer based on such evaluation;

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  reviewing and approving the compensation of our other executive officers;

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  reviewing our executive compensation policies and plans;

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  implementing and administering our incentive and equity-based compensation plans;

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  producing a report on executive compensation to be included in our annual proxy statement; and

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  reviewing, evaluating and recommending changes, if appropriate, to the remuneration for trustees.

              Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee's principal functions consist of:

  •
  identifying individuals qualified to become members of our Board and ensuring that our Board has the requisite expertise;

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  developing, and recommending to the Board for its approval, qualifications for trustee candidates and periodically reviewing these qualifications with the Board;

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  reviewing the committee structure of the Board and recommending trustees to serve as members or chairs of each committee of the Board;

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  reviewing and recommending committee slates annually and recommending additional committee members to fill vacancies as needed;

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  developing and recommending to the Board a set of corporate governance guidelines applicable to us and, at least annually, reviewing such guidelines and recommending changes to the Board for approval as necessary;

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  overseeing the annual self-evaluations of the Board and management; and

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  overseeing our Board's compliance with the Code of Business Conduct and Ethics.

Compensation Committee Interlocks and Insider Participation

              None of our current Compensation Committee members is or was an officer or employee, or former officer or employee, of ours. None of our executive officers serve as a member of a board or compensation committee, or other committee serving an equivalent function, of any other entity that has one or more of its executive officers serving as a member of our Board or our Compensation Committee.

Trustee Compensation

              Our Board has established a compensation program for our independent trustees. Pursuant to this compensation program, we pay the following fees to each of our independent trustees:

  •
  an annual cash retainer of $75,000;

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  an additional annual cash retainer of $10,000 to the chair of our Audit Committee;

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  an additional annual cash retainer of $7,500 to the chair of our Compensation Committee; and

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  an additional annual cash retainer of $7,500 to the chair of our Nominating and Corporate Governance Committee.

              We also reimburse our independent trustees for reasonable out-of-pocket expenses incurred in connection with the performance of their duties as trustees, including without limitation, travel expenses in connection with their attendance in-person at board and committee meetings. Trustees who are employees do not receive any compensation for their services as trustees.

              In addition, in April 2013, we awarded the members of the special committee of our Board, which is comprised of our independent trustees (the "Special Committee"), an aggregate of 6,500 Class A common shares with an aggregate grant date fair value of approximately $112,000. In November 2013, we awarded the members of the Special Committee an aggregate of 13,000 Class A common shares with an aggregate grant date fair value of approximately $205,000.

              In March 2014, the Board determined to award each independent trustee, beginning in 2014, an annual share option grant to acquire 10,000 Class A common shares with a grant price set at the closing price on the NYSE of the company's Class A common shares on the date of grant. The option vests in four equal annual installments beginning one year from the date of grant.

Trustee Compensation Table

              The following table presents information relating to the total compensation of our non-employee trustees for the fiscal year ended December 31, 2013. Messrs. Hughes, Singelyn and Corrigan did not receive any compensation for their services as trustees in 2013.

Name	Fees Earned or Paid in Cash ($)	Share Awards ($)(1)	Option Awards ($)(2)	Total ($)

B. Wayne Hughes	—	—	—	—
Dann V. Angeloff	82,500	47,540	—	130,040
Matthew J. Hart	75,000	118,850	—	193,850
James H. Kropp	85,000	47,540	—	132,540
Lynn Swann	75,000	47,540	—	122,540
Kenneth Woolley	82,500	47,540	—	130,040
David P. Singelyn	—	—	—	—
John Corrigan	—	—	—	—

(1)
During 2013, awards of fully vested Class A common shares were made to members of the Special Committee as compensation for service on the Special Committee: Mr. Hart, Chairman of the Special Committee, received 2,500 Class A common shares in April 2013 and 5,000 Class A common shares in November 2013 and Messrs. Angeloff, Kropp, Swann and Woolley each received 1,000 Class A common shares in April and 2,000 Class A common shares in November 2013. The shares awarded in April 2013 had a grant date fair value of $16.00 per share; the Class A common shares awarded in November 2013 had a grant date fair value of $15.77 per share. The amount shown is calculated by multiplying the value of the shares awarded on the date of the award by the number of shares awarded.

(2)
No trustee received an option award during 2013. As of December 31, 2013, Messrs. Angeloff, Hart, Kropp, Swann and Woolley each held a stock option grant for 10,000 Class A common shares awarded in November 2012, of which 2,500 Class A common shares were vested and 7,500 Class A common shares were unvested.

Board Leadership

              We have separate individuals serving as Chairman of the Board and as Chief Executive Officer. B. Wayne Hughes serves as our Non-Executive Chairman. David P. Singelyn serves as Chief Executive Officer and is responsible for the day-to-day management and profitable growth of the company.

              The company does not have a policy against one individual holding the position of Chairman and Chief Executive Officer. Rather, the Board evaluates the desirability of having a combined or separate roles for the Chairman and Chief Executive Officer from time-to-time and adopts a structure based on what it believes is in the best interests of the company and its shareholders. Currently, the Board believes that having a separate Chairman and Chief Executive Officer serves the interests of the company and its shareholders well.

              In addition, the Board has established a position of independent presiding trustee, to provide for an independent leadership role on the Board. The independent presiding trustee, who must be one of the independent trustees, presides at meetings of all non-management trustees in executive session without the presence of management. These meetings are held on a regular basis, generally following each regularly scheduled Board meeting and at the request of any non-management trustee. In addition, the independent trustees meet separately at least once annually. These sessions are designed to encourage open Board discussion of any matter of interest without the Chief Executive Officer or any other members of management present. The position of independent presiding trustee of these sessions is appointed by the independent trustees. Matthew J. Hart is the independent presiding trustee for meetings of the non-management trustees during 2014.

Board Responsibilities and Oversight of Risk Management

              The Board is responsible for overseeing our company's approach to major risks and our policies for assessing and managing these risks. In connection with its oversight function, the Board regularly receives presentations from management on areas of risk facing our business. The Board and management actively engage in discussions about these potential and perceived risks to the business.

              In addition, the Board is assisted in its oversight responsibilities by the standing Board committees, which have assigned areas of oversight responsibility for various matters as described in the Committee charters and as provided in NYSE rules. For example, the Audit Committee assists the Board's oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm and the performance of our internal audit function and independent registered public accounting firm. Pursuant to its charter, the Audit Committee also considers our policies with respect to risk assessment and risk management. The Audit Committee also reviews various potential areas of financial risk in detail on a regular basis. The Compensation Committee oversees the compensation of our Chief Executive Officer and other executive officers and evaluates the appropriate compensation incentives to motivate senior management to grow long-term shareholder returns without undue risk taking.

              The Board committees also hear reports from the members of management to enable each committee to understand and discuss risk identification and risk management. The chair of each of the Board's standing committees reports on the discussion to the full Board at the next Board meeting. All trustees have access to members of management in the event a trustee wishes to follow up on items discussed outside the Board meeting.

Board Meetings

              The Board meets at regularly scheduled intervals and may hold additional special meetings as necessary or desirable in furtherance of its oversight responsibilities. As described above, the non-management trustees generally meet in executive session without the presence of management in connection with each regularly scheduled board meeting. During 2013, the Board held eight meetings and the Board committees held thirteen meetings. During 2013, each trustee attended at least 75% of the meetings held by the Board and all committees of the Board on which he served. The company completed its initial public offering in July 2013 and did not hold an in-person annual meeting of shareholders in 2013. Trustees are encouraged, but not required, to attend the 2014 Annual Meeting.

Trustee Independence

              The Board evaluates the independence of each trustee annually based on information supplied by trustees and the company, and on the recommendations of the Nominating and Corporate Governance Committee. The company's Corporate Governance Guidelines require that a majority of the trustees be independent in accordance with the requirements of the rules of the NYSE. A trustee qualifies as independent unless the Board determines that the trustee has a material relationship with the company, based on all relevant facts and circumstances, in accordance with NYSE rules. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships, and the Board also considers the trustee's relationships with American Homes 4 Rent, LLC ("AH LLC"), the company's sponsor and largest shareholder.

              Following its annual review of each trustee's independence, in February 2013, the Nominating and Corporate Governance Committee recommended to the Board and the Board determined that (1) each member of the Board, other than B. Wayne Hughes, David P. Singelyn and John Corrigan, and, as mentioned above, (2) each member of the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee is independent pursuant to the rules of the NYSE and each Audit Committee member and each Compensation Committee member meets the additional independence requirements of the rules of the SEC. Mr. Hughes was deemed not independent because of the significant ownership of his family members in AH LLC. Mr. Singelyn was deemed not independent because he is Chief Executive Officer of the company. Mr. Corrigan was deemed not independent because he is Chief Operating Officer of the company.

Consideration of Candidates for Trustee

              Shareholder recommendations. The policy of the Nominating and Corporate Governance Committee to consider properly submitted shareholder recommendations for candidates for membership on the Board is described below under "Identifying and Evaluating Nominees for Trustees." Under this policy, shareholder recommendations may only be submitted by a shareholder entitled to submit shareholder proposals under the SEC rules. Any shareholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee should include the nominee's name and qualifications for Board membership, including the information required under Regulation 14A under the Exchange Act, and should be addressed to the Corporate Secretary at American Homes 4 Rent, 30601 Agoura Road, Agoura Hills, California 91301. Recommendations

should be submitted in the time frame described in this proxy statement under "Deadlines for Receipt of Shareholder Proposals for Consideration at the 2015 Annual Meeting" on page 36.

              Trustee Qualifications. Members of the Board should have the highest personal and professional integrity, shall have demonstrated exceptional ability and judgment and shall be most effective, in conjunction with the other nominees to the board, in serving the long-term interests of the company and its shareholders. In general, the Board seeks to add trustees who meet the independence requirements of the NYSE rules. In addition, trustee candidates must submit a completed trustee questionnaire concerning matters related to independence determination, the determination of whether a candidate qualifies as an audit committee financial expert and other proxy disclosure matters and must satisfactorily complete a background investigation by a third-party firm.

              The Board has delegated to the Nominating and Corporate Governance Committee responsibility for recommending to the Board new trustees for election and assessing the skills and characteristics required of Board members in the context of the current make-up of the Board. This assessment includes trustees' qualifications as independent, and may include consideration of the following, all in the context of an assessment of the perceived needs of the Board at that time:

  •
  diversity, background, skills and experience;

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  personal qualities and characteristics, accomplishments and reputation in the business community;

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  knowledge and contacts in the communities in which the company conducts business and in the company's industry or other industries relevant to the company's business;

  •
  ability and willingness to devote sufficient time to serve on the Board and committees of the Board;

  •
  knowledge and expertise in various areas deemed appropriate by the Board; and

  •
  fit of the individual's skills, experience and personality with those of other trustees in maintaining an effective, collegial and responsive Board.

There are no other policies or guidelines that limit the selection of trustee candidates by the Nominating and Corporate Governance Committee, and the Committee and the Board have and exercise broad discretion to select trustee candidates who will best serve the Board, the company and its shareholders.

              Identifying and Evaluating Nominees for Trustees. The company was formed and the current Board members were first elected in 2012. The Nominating and Corporate Governance Committee expects to utilize a variety of methods for identifying and evaluating new nominees for trustee. The Nominating and Corporate Governance Committee periodically assesses the appropriate size of the Board and whether any vacancies on the Board are expected due to retirement or otherwise. In the event that vacancies are anticipated, or otherwise arise, the Nominating and Corporate Governance Committee will consider various potential candidates for trustee.

              Candidates may come to the attention of the Nominating and Corporate Governance Committee through current Board members, professional search firms, shareholders or other persons. These candidates will be evaluated at meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.

              As described above, the Nominating and Corporate Governance Committee will consider properly submitted shareholder nominations of candidates for the Board in the same manner as other candidates. Following verification of the shareholder status of persons proposing candidates, recommendations will be aggregated and considered by the Nominating and Corporate Governance Committee prior to the issuance of the proxy statement for the annual meeting. If any materials are provided by a shareholder in connection with the recommendation of a trustee candidate, such materials are forwarded to the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee may also review materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.

Communications with the Board

              The company provides a process by which shareholders and interested parties may communicate with the Board. Any shareholder communication to the Board should be addressed to: Board of Trustees, c/o Secretary, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. Communications that are intended for a specified individual trustee or group of trustees should be addressed to the trustee(s) c/o Secretary at the above address, and all such communications received will be forwarded to the designated trustee(s).

Company Policy on Pledge of Shares

              The company's trading policies restrict transactions in company stock by executive officers and trustees. All trades by executive officers and trustees must be pre-cleared. Executive officers and trustees are expressly prohibited from trading in puts or calls, from engaging in short sales of company stock and from pledging company stock or using it as part of a margin account.

PROPOSAL 1

ELECTION OF TRUSTEES

Our Trustees

              Our Board consists of eight members. Of these eight trustees, five, constituting a majority, are considered "independent" within the meaning of the listing standards of the NYSE.

Nominees for Trustee

              Upon the recommendation of our Nominating and Corporate Governance Committee, our Board has nominated the eight persons listed below to serve as trustees for a one-year term beginning with the 2014 Annual Meeting, or until their successors, if any, are elected or appointed. All the nominees are presently trustees, and each nominee has consented to be named in this Proxy Statement and to serve if elected.

Biographical Information

              Set forth below is biographical information for each of the trustee nominees.

              B. Wayne Hughes— Mr. Hughes, age 80, has served as our Non-Executive Chairman since October 2012. In June 2011, Mr. Hughes co-founded AH LLC, a private company formed to capitalize on the dislocation in the single-family home market and an affiliate of our company. In 1972, Mr. Hughes founded Public Storage (NYSE: PSA), one of the nation's largest REITs, where he served as a Trustee from 1980 to 2012 and retired as Chief Executive Officer in November 2002. In 2006, Mr. Hughes founded ACE, a real estate management company with 62 retail and office properties across California and Hawaii. Mr. Hughes earned a B.A. in Business from the University of Southern California and is qualified to serve as a Trustee due to his more than 40 years of real estate, financial and operational expertise, including the organization of Public Storage in 1972 and its management until 2002.

              David P. Singelyn —Mr. Singelyn, age 52, has served as a Trustee and our Chief Executive Officer since October 2012. Mr. Singelyn co-founded AH LLC with Mr. Hughes in June 2011 and served as the Chief Executive Officer of American Homes 4 Rent Advisor, LLC, our former manager until the company internalized its senior management on June 10, 2013. From 2003 through April 2013, Mr. Singelyn was Chairman and President of Public Storage Canada, a real estate company previously listed on the Toronto Stock Exchange, where he built a management team that restructured the operations of the company, including building an operations team and installing accounting and operating computer systems. In 2010, Mr. Singelyn facilitated the restructuring of the ownership entity that was traded on the Toronto stock exchange resulting in the company "going private." In 2005, Mr. Singelyn, along with Mr. Hughes, founded ACE, and he now serves as a co-manager of ACE. Mr. Singelyn is also a director of the William Lawrence and Blanche Hughes Foundation, a non-profit organization dedicated to research of pediatric cancer. Mr. Singelyn served as the Treasurer for Public Storage, from 1989 through 2003, where he was responsible for equity capital raising, debt issuances, corporate cash management and financial management for Public Storage and its subsidiary operations. During his tenure, and with his direct involvement, Public Storage raised funds through the public and institutional marketplaces, including from a number of state pensions. Mr. Singelyn started his career at Arthur Young and Company (now a part of Ernst & Young LLP) and also served as Controller of Winchell's Donut Houses where he was responsible for all accounting functions. Mr. Singelyn earned a B.S. in Accounting and a B.S. in Computer Information Systems from California Polytechnic University—Pomona and is qualified to serve as a Trustee due to his extensive real estate, financial and operational experience with private and public companies.

               John "Jack" Corrigan —Mr. Corrigan, age 53, has served as a Trustee and our Chief Operating Officer since October 2012. Since November 2011, Mr. Corrigan has been the Chief Operating Officer of our former manager. From 2006 to 2011, Mr. Corrigan was the Chief Executive Officer of A & H Property and Investments, a full service leasing and property management company in Los Angeles County with a portfolio of residential, retail, industrial and office properties where he was responsible for acquisitions, dispositions, development, financing and management operations. Mr. Corrigan served as Chief Financial Officer of PS Business Parks Inc. (NYSE: PSB), a publicly-traded REIT specializing in office and industrial properties throughout the United States, from 1998 to 2004. Prior to his tenure at PS Business Parks, Mr. Corrigan was a partner in the accounting firm of LaRue, Corrigan & McCormick where he was responsible for the audit and consulting practice of that firm. Mr. Corrigan started his career at Arthur Young and Company (now a part of Ernst & Young LLP) and also served as Vice President and Controller of Storage Equities, Inc. (a predecessor entity to Public Storage). Mr. Corrigan earned a B.S. in Accounting from Loyola Marymount University. He is a Certified Public Accountant licensed in the state of California. Mr. Corrigan is qualified to serve as a Trustee due to his extensive real estate, financial and operational experience with public and private companies.

              Dann V. Angeloff —Mr. Angeloff, age 78, has served as a Trustee since November 2012 and is Chairman of the Nominating and Corporate Governance Committee. Mr. Angeloff founded The Angeloff Company, a corporate financial advisory firm advising top management of small and mid-sized companies in the areas of capital sourcing, merger-acquisition and other financial services and has served as its President since 1976. He is and has been active in the capital markets as an investment banker and corporate financial advisor for over 50 years and has been responsible for over 80 financial transactions with a major emphasis in initial public offerings. He currently serves on the board of Electronic Recyclers International, Inc. Within the last five years, Mr. Angeloff has served on the following boards: Bjurman, Barry Fund, Inc., Nicholas-Applegate Growth Equity Fund, Public Storage and SoftBrands, Inc. Mr. Angeloff received a B.S. in Finance and an M.B.A. in Finance from the University of Southern California. Mr. Angeloff is qualified to serve as a Trustee due to his investment banking background and knowledge of capital markets and his public company board experience. In addition, he is one of the founders of the National Association of Corporate Directors, or NACD, and former Chairman and President and currently chairman emeritus of the Southern California NACD Chapter and brings his extensive knowledge of corporate governance practices to our Board and to our Nominating and Corporate Governance Committee, which he chairs.

              Matthew J. Hart —Mr. Hart, age 61, has served as a Trustee since November 2012 and is a member of the Audit Committee and the Compensation Committee. Mr. Hart served as President and Chief Operating Officer of Hilton Hotels Corporation, or Hilton, a global hospitality company, from May 2004 until the buyout of Hilton by the Blackstone Group in October 2007. He also served as Executive Vice President and Chief Financial Officer of Hilton from 1996 to 2004. Prior to joining Hilton, Mr. Hart served as the Senior Vice President and Treasurer of the Walt Disney Company (NYSE: DIS), Executive Vice President and Chief Financial Officer for Host Marriott Corp., Senior Vice President and Treasurer for Marriott Corporation and Vice President, Corporate Lending, for Bankers Trust Company. Mr. Hart currently serves on the board of directors of American Airlines, Inc. (NYSE: AAL), Air Lease Corporation (NYSE: AL) and Great American Group, Inc. (NYSE:GAMR). Mr. Hart was also a director of US Airways Group, Inc. until it merged with American Airlines, Inc. Mr. Hart received a B.A. in Economics and Sociology from Vanderbilt University and an M.B.A. in Finance and Marketing from Columbia University. Mr. Hart is qualified to serve as a Trustee due to his financial expertise, risk management experience, extensive experience as a senior operating and finance executive in developing strategies for large public companies, his mergers and acquisitions experience, and his service as a public company director.

              James H. Kropp —Mr. Kropp, age 65, has served as a Trustee since November 2012 and is Chairman of the Audit Committee and a member of the Nominating and Corporate Governance

Committee. Since 2009, Mr. Kropp has been the Chief Investment Officer of SLKW Investments LLC, a family investment office and the successor to i3 Funds LLC. Since 2011, he has been Chief Financial Officer of Microproperties LLC, an investor and asset manager of net leased restaurant properties. From 2009 until its sale in February 2012, he served as Interim CFO of TaxEase LLC, a tax lien finance company. Since 1998, Mr. Kropp has served as a director of PS Business Parks Inc., and is the Chair of its Compensation Committee and a member of its Nominating/Corporate Governance Committee. Since its founding in 2011, he has been a director of Corporate Capital Trust, a registered investment company, and Chair of its Audit Committee and a member of its Nominating/Corporate Governance Committee. From May 2007 until its sale in February 2010, Mr. Kropp was a Trustee as well as Chairman of the Audit Committee and a member of the Governance and Independent Trustee Committees of The CNL Funds, a registered investment company. Mr. Kropp earned a B.B.A. in Finance from St. Francis College. He was licensed as a CPA while at Arthur Young and Company (now a part of Ernst & Young LLP). Mr. Kropp is qualified to serve as a Trustee due to his knowledge of investment banking and capital markets, specializing in real estate securities, his extensive experience with real estate businesses, including other REITs, and his experience as a member of several public company boards.

              Lynn Swann —Mr. Swann, age 62, has served as a Trustee since November 2012 and is a member of the Compensation Committee and the Nominating and Corporate Governance Committee. Mr. Swann has been the President of Swann, Inc., a marketing and consulting company, since 1976 and the Managing Director of the LS Group which is a third party capital fundraising firm, since 2008. Since 1979 Mr. Swann has been the National Spokesman for Big Brothers Big Sisters of America, served on their National Board from the mid-1980's to 2011 and was Chairman of the Board from 1993 to 1995. Mr. Swann also played nine seasons in the National Football League (NFL) for the Pittsburgh Steelers, was selected to three Pro Bowls, won four Super Bowls, and was inducted into the Pro Football Hall of Fame in 2001. After his NFL career, Mr. Swann engaged in television sports broadcasting for ABC Sports. Mr. Swann is a board member of Fluor (NYSE:FLR) and Caesar's Entertainment Corp. (NASDAQ:CZR) and, within the last five years, was also a director of H.J. Heinz Co. and Hershey Entertainment and Resorts. Mr. Swann earned a B.A. in Public Relations from the University of Southern California and is qualified to serve as a Trustee due to his media and public relations experience, consumer awareness skills, diverse business and political background and management-level decision-making experience.

              Kenneth M. Woolley —Mr. Woolley, age 67, has served as a Trustee since November 2012 and is Chairman of the Compensation Committee and a member of the Audit Committee. He is the founder of Extra Space Storage, Inc. (NYSE: EXR), or Extra Space, a self-storage REIT, and he currently serves as its Executive Chairman. He served as Chairman and Chief Executive Officer from its inception in 2004 through March 2009 and was formerly Chief Executive Officer of Extra Space's predecessor. From 1994 to 2002, he was an active participant on Storage USA's Advisory Board. From 1983 to 1989 he acted as a preferred developer for Public Storage, Inc. Mr. Woolley has also developed over 9,000 apartment units in 32 projects and acquired over 15,000 apartment units in the past 25 years and is the founder of several companies in the retail, electronics, food manufacturing, airline and natural resources industries. Mr. Woolley received a B.A. in Physics from Brigham Young University and an M.B.A. and Ph.D. in Business Administration from Stanford University, Graduate School of Business. Mr. Woolley is qualified to serve as a Trustee due to his extensive experience with public companies, including his executive experience with Extra Space, and experience with multi-family properties.

Vote Required

              The eight candidates who receive the most votes cast at the meeting will be elected. Common shares not voted (whether by abstention or otherwise) will not affect the vote.

Board Recommendation

              Our Board unanimously recommends that you vote "FOR" each of the eight nominees for trustee for a one-year term.

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

              The Board recommends that shareholders ratify the Audit Committee's selection of BDO USA, LLP as the company's independent registered public accounting firm for the fiscal year ending December 31, 2014. BDO USA, LLP has acted as the company's independent registered public accountants since the company's organization in 2012.

              We are not required to seek ratification of the appointment of BDO USA, LLP, but the Board believes in doing so as a matter of good corporate governance. Even if the appointment of BDO USA, LLP is ratified by the shareholders, the Audit Committee, in its discretion, may change the appointment at any time during the year if it determines that a change would be in the best interest of the company and its shareholders. If shareholders do not ratify the appointment of BDO USA, LLP, the Audit Committee will reconsider its selection, but may nevertheless determine to select them.

              Representatives from BDO USA, LLP will be in attendance at the 2014 Annual Meeting and will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit and Non-Audit Fees

              The following table shows the fees billed to the company by BDO USA, LLP for audit and other services provided for fiscal 2013 and 2012:

	2013	2012

Audit fees (1)	$1,186,653	$232,660
Audit-related fees (2)	$335,337	$—
Tax fees (3)	$—	$177,738
All other fees	—
Total	$1,521,990	$410,038

(1)
Audit fees represent fees for professional services provided in connection with the audit of the company's annual financial statements, review of the quarterly financial statements included in the company's quarterly reports on Form 10-Q and services in connection with the company's registration statements, securities offerings and audits of financial statements of certain acquired assets.

(2)
Audit-related fees represent fees for professional services primarily provided in connection with audits of acquisitions included in filings by the company in connection with its initial public offering.

(3)
During 2013 and 2012, all of the tax services consisted of tax compliance and consulting services.

Auditor Independence. The Audit Committee has determined that the provision of the non-audit services described above is compatible with maintaining the independence of the company's independent registered public accounting firm.

Policy to Approve Services of Independent Registered Public Accounting Firm. The Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy relating to services performed by the company's independent registered public accounting firm. Pursuant to the Audit and Non-Audit Services Pre-Approval Policy, a list of specific services within certain categories of services, including audit and audit-related services, are specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the approved list of services must be separately pre-approved by the

Audit Committee. Additionally, all audit and permissible non-audit services in excess of the pre-approved fee level, whether or not included on the pre-approved list of services, must be separately pre-approved by the Audit Committee. The Audit Committee has delegated authority to its Chairman to specifically pre-approve engagements for the performance of audit and permissible non-audit services, for which the estimated cost for all such services shall not exceed $200,000 prior to reporting such pre-approved engagements to the Audit Committee in accordance with the following sentence, and the review by the Audit Committee of such engagements. The Chairman must report all pre-approval decisions to the Audit Committee at its next scheduled meeting and provide a description of the terms of the engagement, including:

  •
  the type of services covered by the engagement;
  •
  the dates the engagement is scheduled to commence and terminate;
  •
  the estimated fees payable by us pursuant to the engagement;
  •
  other material terms of the engagement; and
  •
  such other information as the Audit Committee may request.

Under this policy, the Audit Committee pre-approved all services performed by BDO USA, LLP during 2013, including those listed in the previous table.

Vote Required

              The affirmative vote of holders of a majority of the votes of shares represented at the meeting and entitled to vote is necessary to ratify the selection of BDO USA, LLP as the company's independent registered public accounting firm for 2014. Abstentions will have the effect of a vote against this proposal.

Board Recommendation:

              The Board unanimously recommends that you vote "FOR" the ratification of the selection of BDO USA, LLP as the company's independent registered public accounting firm for 2014.

 Audit Committee Report

              The Audit Committee's responsibilities include appointing the company's independent registered public accounting firm, pre-approving audit and non-audit services provided by the firm and assisting the Board in providing oversight to the company's financial reporting process. In fulfilling its oversight responsibilities, the Audit Committee meets with the company's independent registered public accounting firm, internal auditors and management to review accounting, auditing, internal controls and financial reporting matters.

              In fulfilling its responsibilities, the Audit Committee meets with the company's independent registered public accounting firm, internal auditor and management to review accounting auditing internal controls and financial reporting matters. Management is responsible for the company's financial statements, including the estimates and judgments on which they are based, for maintaining effective internal controls over financial reporting and for assessing the effectiveness of internal controls over financial reporting. The independent registered public accounting firm is responsible for performing an independent audit of the company's consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon. It is not the Audit Committee's responsibility to plan or conduct audits or to determine that the company's financial statements and disclosures are complete, accurate and in accordance with U.S. generally accepted accounting principles and applicable laws, rules and regulations. The Audit Committee's responsibility is to monitor and oversee these processes and necessarily relies on the work and assurances of the company's management and of the company's independent registered public accounting firm.

              In connection with its oversight responsibilities related to the company's financial statements included in the company's Annual Report on Form 10-K, the Audit Committee met with management and BDO USA, LLP, the company's independent registered public accounting firm, and reviewed and discussed with them the audited consolidated financial statements. Management represented to the Audit Committee that the company's consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by PCAOB Auditing Standard No. 16 (Communication with Audit Committees), as modified or supplemented. The Audit Committee's also discussed with BDO USA, LLP the overall scope and plans for the annual audit, the results of their examinations, their evaluation of the company's internal controls and the overall quality of the company's financial reporting.

              The company's independent registered public accounting firm also provided to the Audit Committee the written disclosures and the letter required by the applicable rules of the Public Company Accounting Oversight Board, and the Audit Committee discussed with the independent registered public accounting firm that firm's independence. In addition, the Audit Committee has considered whether the independent registered public accounting firm's provision of non-audit services to the company and its affiliates is compatible with the firm's independence.

              In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Trustees, and the Board has approved, that the audited consolidated financial statements be included in the company's Annual Report on Form 10-K for the year ended December 31, 2013 for filing with the Securities and Exchange Commission. The Audit Committee also approved the appointment of BDO USA, LLP as the company's independent registered public accountants for the fiscal year ending December 31, 2014 and recommended that the Board submit this appointment to the company's shareholders for ratification at the 2014 Annual Meeting.

THE AUDIT COMMITTEE
James H. Kropp, Chairman
Matthew J. Hart
Kenneth M. Woolley

PRINCIPAL SHAREHOLDERS

              The following table sets forth information regarding the beneficial ownership of our common shares and common shares into which units in American Homes 4 Rent, L.P., our operating partnership ("OP units"), may be exchangeable by (1) each of our named executive officers, (2) each of our trustees, (3) all of our executive officers and trustees as a group, and (4) each person known by us to be the beneficial owner of 5% or more of our common shares and OP units.

              The SEC has defined "beneficial" ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right to acquire within 60 days after that date through (i) the exercise of any option, warrant or right, (ii) the conversion of a security, (iii) the power to revoke a trust, discretionary account or similar arrangement, or (iv) the automatic termination of a trust, discretionary account or similar arrangement. Each person named in the table has sole voting and investment power with respect to all of the common shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Unless otherwise indicated, the address of each named person is c/o American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. The following table sets forth information, as of March 1, 2014, known to us about the beneficial ownership of our common shares and our OP units.

Name of Beneficial Owner	Number of Common Shares Beneficially Owned(1)	Number of Common Shares and OP Units Beneficially Owned(2)	Percentage of All Class A Common Shares(1)	Percentage of All Common Shares and OP Units Beneficially Owned(2)
Five Percent or Greater Beneficial Owners:
American Homes 4 Rent, LLC(3)(4)	6,860,783	61,119,124	3.70%	25.00%
Alaska Permanent Fund Corporation(5)	45,171,894	45,171,894	24.40%	18.50%
EJF Capital LLC(6)	11,707,258	11,707,258	6.30%	4.80%
Trustees and Executive Officers:
B. Wayne Hughes	–	–	–	–
David P. Singelyn(3)(7)(12)(14)	6,887,983	61,145,574	3.70%	25.00%
Jack Corrigan(3)(8)(12)(14)	6,450	6,450	*	*
Peter J. Nelson(12)(14)	38,333	38,333	*	*
David Goldberg(3)(9)(12)(14)	12,600	12,600	*	*
Sara Vogt-Lowell(12)(14)	16,375	16,375	*	*
Dann V. Angeloff(10)(13)	40,500	40,500	*	*
Matthew J. Hart(13)	20,000	20,000	*	*
James H. Kropp(11)(13)	17,500	17,500	*	*
Lynn Swann(13)	15,500	15,500	*	*
Kenneth Woolley(13)	38,833	38,833	*	*
All trustees and executive officers as a group (11 persons)(3)(12)(13)

*
Represents less than 1.0%.

(1)
Assumes 184,869,219 Class A common shares are outstanding as of March 1, 2014.

(2)
Assumes a total of 244,187,560 common shares and OP units (which OP units may be redeemed for cash or, at our option, exchanged for our Class A common shares) outstanding as of the date of this prospectus, excluding OP units held by our company. Does not reflect Class A common shares reserved for potential future issuance under the American Homes 4 Rent 2012 Equity Incentive Plan, or our 2012 Incentive Plan.

(3)
HF Investments 2010, LLC, which is comprised of trusts established by Mr. Hughes for certain of his heirs, owns approximately 88.66% membership interest in AH LLC. The balance of the membership interest of AH LLC is owned by entities owned by family members of Mr. Singelyn (4.93% membership interest), Mr. Corrigan (4.93% membership interest), and Mr. Marvin M. Lotz (0.5% membership interest) and individually by Mr. Goldberg (1% membership interest). Mr. Singelyn is the sole manager of HF Investments 2010, LLC and AH LLC. As the sole manager of AH LLC, Mr. Singelyn has voting and dispositive power over the 61,119,124 common shares and OP units directly owned by AH LLC and may be deemed to have beneficial ownership over such securities. The address of AH LLC is 30601 Agoura Road, Suite 200, Agoura Hills, California 91301.

(4)
AH LLC ownership interests include: (i) 6,860,783 Class A common shares issued by us; (ii) 635,075 Class B common shares issued by us (for voting purposes, each Class B common share entitles the holder to 50 votes on all matters on which the holders of Class A common shares are entitled to vote); (iii) 13,787,292 Class A units issued by our operating partnership ("Class A units"); (iv) 31,085,974 Series C units issued by our operating partnership ("Series C units"); (v) 4,375,000 Series D units issued by our operating partnership ("Series D units"); and (vi) 4,375,000 Series E units issued by our operating partnership ("Series E units").

(5)
Acting for and on behalf of the funds which APFC is designated by Alaska Statutes 37.13 to manage and invest. This information is based on Amendment No. 1 to a Schedule 13D/A filed on February 14, 2014 by the Alaska Permanent Fund Corporation to report that it has sole voting and dispositive power over such shares. The address of APFC is 801 West 10th Street, Suite 302, Juneau, Alaska 99801.

(6)
Based solely on the information provided in Amendment No. 1 to a Schedule 13G filed on February 13, 2014 that indicated that EJF Capital LLC has shared voting and dispositive power with respect to 11,707,258 Class A common shares. The Schedule 13G further indicated that Emanuel J. Friedman has shared voting and dispositive power with respect to 11,707,258 Class A common shares, EJF Debt Opportunities Master Fund, L.P. has shared voting and dispositive power with respect to 7,299,306 Class A common shares, EJF Debt Opportunities GP, LLC has shared voting and dispositive power with respect to 7,299,306 Class A common shares, EJF Debt Opportunities Master Fund II, LP has shared voting and dispositive power with respect to 3,548,254 Class A common shares, EJF Debt Opportunities II GP, LLC has shared voting and dispositive power with respect to 3,548,254 Class A common shares, EJF Financial Services Fund, LP has shared voting and dispositive power with respect to 605,429 Class A common shares, and EJF Financial Services GP, LLC has shared voting and dispositive power with respect to 605,429 Class A common shares. EJF Debt Opportunities GP, LLC serves as the general partner and investment manager of EJF Debt Opportunities Master Fund, L.P. and may be deemed to share beneficial ownership of the Class A common shares of which EJF Debt Opportunities Master Fund, L.P. is the record owner. EJF Debt Opportunities II GP, LLC serves as the general partner and investment manager of EJF Debt Opportunities Master Fund II, LP and may be deemed to share beneficial ownership of the Class A common shares of which EJF Debt Opportunities Master Fund II, LP is the record owner. EJF Financial Services GP, LLC serves as the general partner and investment manager of EJF Financial Services Fund, LP and may be deemed to share beneficial ownership of the Class A common shares of which EJF Financial Services Fund, LP is the record owner. EJF Capital LLC is the sole member and manager of each of EJF Debt Opportunities GP, LLC, EJF Debt Opportunities II GP, LLC and EJF Financial Services GP, LLC, and may be deemed to share beneficial ownership of the Class A common shares of which such entities may share beneficial ownership. EJF Capital LLC also serves as the investment manager of various other managed accounts and may be deemed to share beneficial ownership of the 254,269 Class A common shares of which the various other managed accounts are the record owners. Emanuel J. Friedman is the controlling member of EJF Capital LLC and may be deemed to share beneficial ownership of the Class A common shares over which EJF Capital LLC may share beneficial ownership. The address of the shareholder is 2107 Wilson Boulevard, Suite 410, Arlington, VA 22201.

(7)
Includes 100 Class A common shares registered to and beneficially owned by Mr. Singelyn, 100 Class A common shares registered to and beneficially owned by Mr. Singelyn's wife, 20,000 Class A common shares registered to an entity for the benefit of Mr. Singelyn and members of his family and all of the ownership interest of AH LLC and to which Mr. Singelyn has voting and dispositive power. See Notes 4 and 5 above.

(8)
Includes 100 Class A common shares registered to and held beneficially by Mr. Corrigan's wife. Does not include any beneficial interest Mr. Corrigan may have in common shares and OP units held by AH LLC. See Notes 3 and 4 above.

(9)
Does not include any beneficial interest Mr. Goldberg may have in common shares and OP units held by AH LLC. See Notes 3 and 4 above.

(10)
Represents Class A common shares issued to entities for the benefit of Mr. Angeloff and members of his family to which Mr. Angeloff has voting and dispositive power.

(11)
Includes 10,000 Class A common shares registered to the Millennium Trust Company LLC, custodian FBO James H. Kropp IRA.

(12)
Excludes options to purchase our Class A common shares granted to our executive team under the 2012 Incentive Plan that will not vest within 60 days of March 1, 2014.

(13)
Includes 2,500 vested stock options to acquire Class A common shares of the company.

(14)
Includes the following vested stock options: 6,250 for each of Messrs. Singelyn and Corrigan; 12,500 for Mr. Goldberg and Ms. Vogt-Lowell; 25,000 for Mr. Nelson.

EXECUTIVE COMPENSATION

Executive Compensation

              Since our formation, including for fiscal year 2012, through June 10, 2013, we did not have any employees whom we compensated directly with salaries or other cash compensation. Our executive, administrative, financial, property management and marketing and leasing personnel were provided by AH LLC through Malibu Management Inc., or MMI, an affiliate of AH LLC. Effective June 10, 2013, our operating partnership acquired our former manager and former property manager and we entered into an employee administration agreement with MMI to obtain the exclusive services of our management and property management personnel. Under the employee administration agreement, our management and property management personnel (including our executive officers) are fully dedicated to us, and we direct MMI with respect to the terms and conditions of employment of these personnel, including making all determinations as to the elements and amount of compensation and benefits to be provided. This agreement expires on January 1, 2015.

     Compensation Overview

              The primary goal of our executive compensation program is to align the interests of our executive officers with those of our shareholders in a way that allows us to attract and retain the best executive talent. The Compensation Committee of our Board oversees the compensation of our executive officers, including setting base salaries, awarding bonuses and making equity awards to our executive officers. The Compensation Committee also oversees the company's equity plan. The Compensation Committee goals are to design a compensation program that rewards, among other things, favorable shareholder returns, share appreciation, our company's competitive position within our segment of the real estate industry and each executive officer's long-term career contributions to our company. Our compensation incentives that are designed to further these goals have taken the form of transaction bonuses and annual cash compensation and equity awards, and long-term cash and equity incentives for our executive officers. All equity and cash bonus awards during 2013 were made at the discretion of the Compensation Committee in recognition of the accomplishment of significant corporate goals. Future equity and cash bonuses may also be measured by performance targets established in advance by our Compensation Committee. In addition, our Compensation Committee may decide to make awards to new executive officers in order to attract talented professionals. Our "named executive officers" during 2013 are: David P. Singelyn, our Chief Executive Officer and a trustee; John Corrigan, our Chief Operating Officer and a trustee; Peter J. Nelson, our Chief Financial Officer; David Goldberg, our Executive Vice President and Sara Vogt-Lowell, our Chief Legal Officer.

    Factors Considered by the Compensation Committee in Making Decisions for 2013

              In evaluating executive officer compensation for 2013, the Compensation Committee considered input from the other trustees and the chief executive officer as well as the business judgment and experience of each Committee member. The Committee also reviewed market compensation rates by reviewing public disclosures of compensation paid to senior executive officers by other companies (especially REITs) of comparable size and market capitalization. Although the Committee is authorized to retain third-party compensation consultants, it has not done so.

    Role of Management in Determining the Compensation of Executive Officers

              Mr. Singelyn attends most meetings of the Compensation Committee. He does not vote on items before the Compensation Committee and is not present during the Committee's discussions and determinations concerning his compensation. The Compensation Committee and the Board solicit his view on the performance of the executive officers reporting to him and consider his recommendations. For 2013, the Compensation Committee set base salaries, bonus and equity compensation for executive officers after considering Mr. Singelyn's recommendation and the views of the Board and after reviewing and discussing the matter. Although the Compensation Committee may delegate its authority to members of the Committee pursuant to its charter, to date, the Compensation Committee has not done so.

    Elements of Executive Officer Compensation

              The following is a summary of the elements of and amounts paid under our compensation plans for fiscal year 2013 to our executive officers. Because we were only recently formed and were previously externally managed, historical individual compensation information is not meaningful for prior periods.

    Annual Base Salary

              Base salaries are designed to compensate our executive officers at a fixed level of compensation that serves as a retention tool throughout the executive's career. In determining base salaries, our Compensation Committee considers each executive officer's role and responsibilities, unique skills, future potential with our company, salary levels for similar positions in our core markets and internal pay equity. After reviewing the matter, in March 2014, the Compensation Committee increased Mr. Corrigan's salary to $225,000 and increased Ms. Vogt-Lowell's salary to $200,000.

    Cash Bonuses

              Annual cash bonuses are designed to incentivize our executive officers at a variable level of compensation based on the performance of both our company and such individual. In connection with our annual cash bonus program, our Compensation Committee will determine annual performance criteria that are flexible and that change with the needs of our business. Our annual cash bonus plan is designed to either (i) reward the achievement of specific, pre-established financial and operational objectives or (ii) provide for awards based on the Compensation Committee's subjective evaluation of an executive's performance and accomplishments during the year. In addition, the Compensation Committee has discretion to award cash bonuses during the year for an executive's accomplishments with respect to any particular transaction or achievement. During 2013, we paid a cash bonus of $100,000 to each of Ms. Vogt-Lowell and Messrs. Nelson and Goldberg to recognize their accomplishments in connection with our initial public offering. In March 2014, the Compensation Committee awarded a cash bonus for other 2013 accomplishments to Mr. Corrigan of $75,000 for his leadership with respect to the company's operations, acquisitions, renovations and successfully increasing the size of our leased portfolio, to Mr. Nelson of $100,000 for his leadership in developing a finance team to handle the company's public reporting obligations and the successful completion of the company's first annual audit as a public company and to Mr. Goldberg of $50,000 to acknowledge his contribution in various corporate transactions.

    Equity Awards

              We provide equity awards pursuant to our 2012 Incentive Plan. Equity awards are designed to focus our executive officers on and reward them for their continued service and enhancing shareholder value. In general, our total executive compensation has been more heavily weighted toward equity incentive compensation for the executive offices who report to Mr. Singelyn. In determining equity awards, our Compensation Committee takes into account, among other factors, our company's overall financial performance. In 2013, we awarded 100,000 stock options that vest over four years under the 2012 Incentive Plan to each of Ms. Vogt-Lowell and Messrs. Nelson and Goldberg to recognize their efforts on our behalf in connection with our initial public offering and to provide a retention tool. In addition, in March 2014, Ms. Vogt-Lowell received an award of 30,000 stock options to recognize her leadership of the company's legal activities.

    Terms of Employment

              Each of our named executive officers serves at the pleasure of our Board. We have not entered into employment agreements with any of our named executive officers.

    Retirement Savings Opportunities

              All full-time employees are able to participate in a 401(k) Retirement Savings Plan, or 401(k) plan, after a prescribed period of employment. We provide this plan to help our employees save for retirement in a tax efficient manner. Under the 401(k) plan, participating employees are eligible to defer a portion of their salary, and we, at our discretion, may make a matching contribution and/or a profit-sharing contribution commencing six months after they begin their employment.

    Health and Welfare Benefits

              We provide to all full-time employees, including our named executive officers, a competitive benefits package, which includes health and welfare benefits, such as medical, dental, short- and long-term disability insurance, and life insurance benefits.

    Tax and Accounting Considerations—Code Section 162(m).

              Section 162(m) of the Code imposes a $1,000,000 limit on the annual deduction that may be claimed for compensation paid to each of the chief executive officer and three other highest paid employees of a publicly-held corporation (other than the chief financial officer). Certain performance-based compensation awarded under a plan approved by shareholders is excluded from that limitation, as is certain compensation paid by a partnership, such as our operating partnership. Our shareholder-approved 2012 Incentive Plan is designed to permit the Compensation Committee to make awards that qualify for deduction as performance-based compensation consistent with the requirements of Section 162(m). However, the Compensation Committee has and may approve compensation that does not qualify for deductibility if it deems such awards appropriate to achieve the compensation goals of the company.

 Compensation of Executive Officers

              The following table sets forth certain information concerning the compensation for 2013 paid to the company's named executive officers.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Option Awards ($)(3)	All Other Compensation ($)(4)	Total ($)

David P. Singelyn	2013	139,726	–	–	22,200	161,926
Chief Executive Officer	2012	–	–	106,000	–	106,000
Peter J. Nelson	2013	111,781	200,000	474,700	–	786,481
Chief Financial Officer	2012	–	–	424,700	–	424,700
Sara Vogt-Lowell	2013	100,603	100,000	474,700	10,200	685,503
Chief Legal Officer	2012	–	–	212,000	–	212,000
John Corrigan	2013	83,836	75,000	–	–	158,836
Chief Operating Officer	2012	–	–	106,000	–	106,000
David Goldberg	2013	83,836	150,000	474,700	6,000	714,536
Executive Vice President	2012	–	–	212,000	–	212,000
(1)
All executive officers were first employed by the Company on June 11, 2013 following the Management Internalization (See "Certain Relationships and Related Party Transactions—Management Internalization" below). Salaries are pro-rated accordingly.

(2)
Bonuses are discretionary and will be awarded by our Compensation Committee based on a combination of individual and corporate performance. Includes a $100,000 transactional bonus for completion of our initial public offering for Messrs. Nelson and Goldberg and Ms. Vogt-Lowell.

(3)
The amounts in the "Option Awards" column reflect the grant date fair value of share options, which was $4.747 per share for awards granted in November 2013 and $4.240 per share for awards granted in November 2012. For a more detailed discussion and assumptions used in valuing the awards, refer to Note 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013.

(4)
All Other Compensation is reported in accordance with SEC rules for executives who receive more than $10,000 of such compensation and consists of car allowance payments for Messrs. Singelyn ($12,000) and 401(k) contributions by the company for 2013 for Messrs. Singelyn ($10,200) and Goldberg ($6,000) and Ms. Vogt-Lowell ($10,200).

(5)
On February 17, 2014, Mr. Nelson informed us he would resign his position, after a transition period, to pursue other interests. The company has begun the process of identifying his successor. Mr. Nelson is expected to remain with the company into the second quarter to complete the year-end financial reporting and to provide for an orderly transition for his replacement.

 GRANTS OF PLAN-BASED AWARDS

              The following table sets forth certain information relating to grants of plan-based awards to the named executive officers during 2013.

Name	Grant Date	All Other Option Awards: Number of Shares of Stock or Units (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards(1)
David P. Singelyn
Stock Award	—	—	—	—
Annual Incentive	—	—	—	—

Peter J. Nelson
Stock Award (1)	11/7/2013	100,000	$16.03	$474,700
Annual Incentive	—	—	—	—

Sara Vogt-Lowell
Stock Award (1)	11/7/2013	100,000	$16.03	$474,700
Annual Incentive	—	—	—	—

John Corrigan
Stock Award	—	—	—	—
Annual Incentive	—	—	—	—

David Goldberg
Stock Award (1)	11/7/2013	100,000	$16.03	$474,700
Annual Incentive	—	—	—	—

(1)
Consists of stock options awarded under the 2012 Incentive Plan. The awards vest one-fourth on each of the first through fourth anniversaries of the grant date and expire on the tenth anniversary of the grant date. The grant date fair value with respect to such options is determined using the Black-Scholes-Merton option pricing model in accordance with ASC Topic 718. See Note 7 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2013 for a discussion of the relevant assumptions used in calculating grant date fair value pursuant to ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

              The following table sets forth information for each named executive officer with respect to the outstanding unvested equity awards as of the fiscal year-end, December 31, 2013:

Name and Principal Position	Number of Securities Underlying Unexercised Options(1) Exercisable (#)	Number of Securities Underlying Unexercised Options Un-exercisable (#)	Option Exercise Price ($)	Option Expiration Date

David P. Singelyn	6,250	18,750	15.00	November 20, 2022
Chief Executive Officer
Peter J. Nelson	—	100,000	16.03	November 7, 2023
Chief Financial Officer	25,000	75,000	15.00	November 20, 2022
Sara Vogt-Lowell	—	100,000	16.03	November 7, 2023
Chief Legal Officer	12,500	37,500	15.00	November 20, 2022
John Corrigan	6,250	18,750	15.00	November 20, 2022
Chief Operating Officer
David Goldberg	—	100,000	16.03	November 7, 2023
Executive Vice President	12,500	37,500	15.00	November 20, 2022
(1)
All option awards vest ratably over a period of four years from the date of grant (November 20, 2012 for grants that expire on November 20, 2022 and November 7, 2013 for grants that expire on November 7, 2023).

PENSION/NON-QUALIFIED DEFERRED COMPENSATION PLANS

              We do not maintain a pension plan or deferred compensation plan for any of our employees, including the named executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

Payments Upon Termination

              We do not have a formal severance or retirement program for payments on termination of employment through voluntary or involuntary termination, other than as specifically set forth in the company's 2012 Incentive Plan, the 401(k) Plan or as required by law. These include:

  •
  vested stock options following a voluntary termination of employment must be exercised within 90 days following the individual's last date of employment;

  •
  any amounts contributed by the participant and the company under our 401(k) Plan; and

  •
  accrued and unused vacation pay paid in a lump sum.

Payments Upon Death or Disability

              In the event of the death or permanent and total disability of a named executive officer while employed by the company, the executive officer will receive 401(k) Plan contributions noted above and accrued unused vacation pay, in addition to the following:

  •
  All unvested outstanding stock options held by the officer accelerate and vest as of the date of death or disability, as defined in the plan, and may be exercised during the one-year period following the date of death, but prior to termination of the option; and

  •
  The officer will receive payments under the company's life insurance program or disability plan, as applicable, similar to all other employees of the company.

Payments Upon a Change of Control

              The company's 2012 Incentive Plan provides that upon the occurrence of a "change of control" of the company:

  •
  all outstanding unvested restricted stock units and restricted stock grants will vest immediately; and

  •
  all outstanding unvested stock options vest 15 days before consummation of such a change of control and are exercisable during such 15-day period, with such exercise conditioned upon and effective immediately before consummation of the change of control.

              A "change of control" is defined in the 2012 Incentive Plan to include:

  •
  the dissolution or liquidation of the company or a merger in which the company does not survive;

  •
  the sale of substantially all the company's assets;

  •
  any transaction which results in any person or entity owning 50% or more of the combined voting power of all classes of our stock; or

  •
  any transaction the Board specifies as a change in control.

              The foregoing provisions do not apply to the extent (1) provision is made in writing in connection with the "change of control" for continuation of the 2012 Incentive Plan or substitution of new options, restricted stock and restricted stock units or (2) a majority of the Board determines that the "change of control" will not trigger application of the foregoing provisions.

              The following table shows the estimated value of the acceleration of unvested equity awards pursuant to the termination events described above assuming the change of control event occurred as of December 31, 2013 and assuming a closing market price of our Class A common shares on such date of $16.20.

Name:	Value of vesting of all outstanding unvested options (1)
David P. Singelyn	$ 22,500
Peter J. Nelson	$107,000
Sara Vogt-Lowell	$ 62,000
John Corrigan	$ 22,500
David Goldberg	$ 62,000

(1)
Represents the difference between the exercise price of options held by the executive and the closing price of the company's Class A common shares on the NYSE on December 31, 2013 of $16.20.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Advisory Management Agreement

              Upon completion of our initial private placement in November 2012, we entered into an advisory management agreement with our former manager under which our former manager designed and implemented our business strategy and administered our business activities and day-to-day operations, subject to oversight by our Board. Under the advisory management agreement, our former manager provided us with accounting, tax, legal and administrative services. Our former manager paid the cost of the personnel involved in these services, and we paid the cost of third-party service providers, such as auditors, tax preparers and outside counsel plus an advisory management fee in an amount equal to 1.75% of our shareholders' equity (pro forma to include any OP units or other securities convertible into our common shares if not already included). For the period from October 19, 2012 (our inception) to June 10, 2013, our former manager earned an advisory management fee of approximately $7.3 million. Our former manager was a subsidiary of AH LLC. HF Investments 2010, LLC, which is comprised of trusts established by our chairman, Mr. Hughes, for certain of his heirs, owns an approximately 88.66% membership interest in AH LLC. For the year ended December 31, 2013, advisory management fees incurred prior to the Management Internalization described below under "—Management Internalization," were $6,352,000.

              Upon completion of the Management Internalization on June 10, 2013, our former manager became a wholly-owned subsidiary of our operating partnership, and the advisory management agreement was terminated. Accordingly, there will be no future advisory management fees paid.

Property Management Agreement

              Upon completion of our initial private placement in November 2012, we also entered into a property management agreement with our former property manager, which was a subsidiary of AH LLC, under which our former property manager generally oversaw and directed the leasing, management and advertising of the properties in our portfolio, including collecting rents and acting as a liaison with the tenants. Our former property manager either provided these services through its direct or indirect subsidiaries or engaged third-party property managers to provide these services. When our former property manager engaged third-party providers, it was responsible for the fees of these third-party property management companies and all cooperating broker fees. We were responsible for all direct property level expenses. We paid our former property manager a property management fee equal to 6% of collected rents and a leasing fee equal to one-half of the monthly rent for a twelve month term (prorated for the actual term of the lease) upon execution of each lease and renewal. For the year ended December 31, 2013, property management fees incurred to the former property manager prior to the Management Internalization were $1,264,000. For the year ended December 31, 2013, leasing fees incurred to the former property manager prior to the Management Internalization were $2,888,000.

              Upon completion of the Management Internalization on June 10, 2013 described below under "—Management Internalization", our former property manager became a wholly-owned subsidiary of our operating partnership, and the property management agreement remains in place for administrative convenience since our former property manager is licensed as a real estate broker in all states in which we own properties. This arrangement does not result in any additional fees paid by us.

Agreement on Investment Opportunities

              In November 2012, we entered into an Agreement on Investment Opportunities with AH LLC under which we pay an acquisition and renovation fee equal to 5% of all costs and expenses we incur in connection with the initial acquisition, repair and renovation of single-family properties (net of any broker fees received by the property manager) for its services in identifying, evaluating, acquiring and overseeing the renovation of the properties we purchase. In connection with the Management Internalization on June 10, 2013, we entered into an Amended and Restated Agreement on Investment Opportunities. Under the amended and restated agreement, on December 10, 2014, AH LLC will cease providing acquisition and renovation services for us and we will cease paying the acquisition and renovation fee. No termination or other fee will be due on December 10, 2014 in connection with the termination of AH LLC providing such services. On September 10, 2014, we will have the right to offer employment, which, if exercised, would commence on December 10, 2014, to all of AH LLC's acquisition and renovation personnel necessary for our operations. Additionally, AH LLC is required to pay us a monthly fee of $100,000 through December 10, 2014 for maintenance and use of certain intellectual property transferred to us in the Management Internalization.

              During the year ended December 31, 2013, we incurred $113,670,000 in aggregate acquisition and renovation fees to AH LLC. As of December 31, 2013, accrued and unpaid acquisition and renovation fees were $2,560,000, which have been included net of certain amounts due from AH LLC.

Option Settlement

              Upon completion of our initial private placement in November 2012, we entered into a subscription agreement with AH LLC under which we provided AH LLC the option to purchase $50 million of our Class A common shares for cash at $15.00 per share no later than November 21, 2015 or at the time of our initial public offering, whichever is earlier. On April 16, 2013, we and AH LLC entered into an amendment to the subscription agreement that resulted in our issuance of net Class A common shares to AH LLC having a value, based on $17.25 per share, equal to the excess of $17.25, the then most recent per share price at which our Class A common shares were traded as reported by the FBR PLUS System, over $15.00 per share (i.e., $2.25 per share), multiplied by the number of shares subject to the original option, resulting in a total issuance of 434,783 Class A common shares. These shares are subject to restrictions on resale.

Transactions Regarding the RJ Joint Ventures

              AH LLC formed two investment vehicles with accredited investors identified by Raymond James & Associates, Inc., in which we own an approximately one-third interest (the "RJ joint ventures") to own and operate residential homes as rental properties. The RJ joint ventures raised a total of approximately $45 million from high net worth individual investors and own an aggregate of 377 homes in 12 markets.

              The RJ joint ventures target an annual cumulative non-compounded 6% preferred return plus a portion of any capital gains driven by increases in cash flow or home appreciation. After the investors have received a 6% preferred return, AH LLC receives a promoted interest ranging from 15% to 35% of all remaining distributions. If AH LLC receives less than a 6% preferred return, AH LLC will receive interest at 6% per annum on its preferred distribution shortfall prior to any distributions to investors in excess of their 6% preferred return.

    RJ1

              Under the terms of a contribution agreement entered into in December 2012, our operating partnership acquired AH LLC's approximately one-third equity interest in RJ American Homes 4 Rent One, LLC ("RJ1") and 20% of its promoted interest in exchange for 653,492 3.5% convertible perpetual preferred units, at an agreed-upon price per unit of $15.00, with an aggregate liquidation preference of approximately $9.8 million. Following this acquisition, an affiliate of AH LLC made an $11 million loan to RJ1 on January 14, 2013 that bears interest at a rate of LIBOR plus 1.5%, adjusted monthly, and matures in January 2014. The loan proceeds were distributed to each of the members of RJ1 in accordance with RJ1's limited liability company agreement. Our operating partnership received approximately $3.4 million of the loan proceeds.

              In June 2013, AH LLC transferred the remaining 80% of the promoted interest to our operating partnership and converted its 653,492 3.5% convertible perpetual preferred units into 653,492 Class A units, and our operating partnership made a $7.6 million loan to RJ1, the proceeds of which were used to repay the remaining balance on the $11 million loan from an affiliate of AH LLC.

    RJ2

              In June 2013, AH LLC contributed to our operating partnership all of its equity interest and 100% of its promoted interest in RJ American Homes 4 Rent Two, LLC, at its equity interest valuation at formation of approximately $12.2 million. The consideration for the contribution consisted of 705,167 Class A units valued at a price per unit of $17.25.

Bridge Loan

              In February 2013, in anticipation of our entry into our credit facility, we entered into a $250 million bridge loan with Wells Fargo Bank, National Association. The bridge loan is guaranteed by Tamara Hughes Gustavson, the daughter of Mr. Hughes, the chairman of our Board. Ms. Gustavson received no payment or other forms of compensation from us in connection with the guarantee. On March 14, 2013, we repaid the bridge loan with the proceeds from our follow-on private placement.

Acquisition of the AH LLC Portfolio

              On February 28, 2013, pursuant to a contribution agreement with AH LLC, we acquired a portfolio of 2,770 single family homes from AH LLC (the "AH LLC Portfolio") with an agreed-upon value of $491,666,000 million in exchange for 31,085,974 Series C units and 634,408 Class B common shares, in each case based on a price per unit or share of $15.50. Holders of the Series C units are entitled to distributions equal to the actual net cash flow of the AH LLC Portfolio, up to a maximum of 3.9% per unit per annum based on a price per unit of $15.50. Holders of the Series C units have a one-time right to convert all such units into Class A units. If on the date of conversion, the contributed properties are not initially leased for at least 98% of the scheduled rents, the Series C units with respect to the single-family properties leased for at least 98% of the scheduled rents (determined on an aggregate basis) will convert into Class A units on a one for one basis and the Series C units associated with the remaining single-family properties will convert into a number of Class A units determined by dividing AH LLC's aggregate cost of the properties (including acquisition fees) by $15.50, with proportionate reductions in Class B shares.

              Under the agreement, AH LLC was responsible for all costs to transfer the properties and for paying all costs associated with the initial renovation of the properties after the company acquired them. The costs of such improvements for the period from March 1, 2013 to December 31, 2013, were $13,758,000.

              In addition to the properties we acquired, at the time of the acquisition, AH LLC had approximately 224 homes in escrow or subject to outstanding offers for an estimated total investment of approximately $33.5 million. AH LLC will either assign us the contracts and offers for these homes (if assignable) for no consideration or acquire these homes and immediately sell them to us for cash at its cost. In either circumstance, we have the right to acquire these homes for cost plus a fee of 5% of the acquisition and estimated renovation costs.

Management Internalization

              From our formation through June 10, 2013, we were externally managed and advised by our former manager, and the leasing, managing and advertising of our properties was overseen and directed by our former property manager. On June 10, 2013, we completed a series of transactions to implement internalize these functions, and our operating partnership acquired our former manager and our former property manager from AH LLC in exchange for 4,375,000 Series D units and 4,375,000 Series E units (the "Management Internalization").

              The agreements related to the Management Internalization (as well as the other agreements described in this section) were negotiated between related parties, and their terms, including fees and amounts payable, may not be as favorable to us as if they had been negotiated with unaffiliated third parties.

    Acquisition of Our Former Manager and Our Former Property Manager

              Our operating partnership acquired our former manager and our former property manager in exchange for 4,375,000 Series D units and 4,375,000 Series E units. The fair value of the Series D units and the Series E units was estimated to be $65,188,000 and $64,881,000, respectively, as of the date of issuance. In connection with the acquisition, all administrative, financial, property management, marketing and leasing personnel, including executive management, became fully dedicated to us. Acquisition and renovation personnel will continue to remain employees of AH LLC or its affiliates until at least December 10, 2013. Beginning September 10, 2014, we have the right to offer employment to all such personnel, which employment would commence on December 10, 2014, and AH LLC is obligated to cooperate in transitioning those employees who accept our offers of employment. Until December 10, 2014, AH LLC will pay us a monthly fee of $100,000 for maintenance and use of certain intellectual property transferred to us in the Management Internalization. Our Chief Operating Officer, Mr. Corrigan, remains responsible for overall acquisition and renovation activity performed by AH LLC.

              In connection with the Management Internalization, net monetary assets, as defined, of the former manager and former property manager as of June 10, 2013 are to be settled in cash between us and AH LLC after the date of the transaction. Accordingly, estimated net monetary assets of $6,958,000 were recorded as of the date of the Management Internalization. We are currently in the process of completing the reconciliation of net monetary assets pursuant to the terms of the agreement.

    Amended and Restated Agreement on Investment Opportunities

              In connection with the Management Internalization on June 10, 2013, the agreement on investment opportunities was amended and restated as follows:

  •
  Exclusive Acquisition Vehicle.  Under the original agreement, we were AH LLC's exclusive vehicle for acquiring single-family properties, subject to certain limited exceptions. However, AH LLC was permitted to render property management and investment advisory fee services for third parties. After the Management Internalization, we now render these services, and AH LLC is precluded from doing so.

  •
  Acquisition Fees. We pay AH LLC a fee equal to 5% of the sum of the purchase price and initial renovation costs of each property that we acquire, and AH LLC pays all expenses related to acquisition and renovation personnel, including all internal and third-party costs related to the investigation of properties not acquired by us. Under the amended and restated agreement, on December 10, 2014, we will cease paying this fee to AH LLC, and AH LLC will cease rendering acquisition and renovation services for us. On September 10, 2014, we will have the right to offer employment that would commence on December 10, 2014, to all of AH LLC's acquisition and renovation personnel necessary for our operations, and AH LLC is required to cooperate in transitioning any employees who choose to accept our offer. If we elect not to transition employees from AH LLC, we could engage AH LLC on mutually acceptable terms to continue to provide acquisition and renovation services. In addition, the amended and restated agreement provides that no acquisition fee was payable to AH LLC by any party in connection with the Alaska Joint Venture Acquisition, as described below under "—Alaska Joint Venture Acquisition."

  During the year ended December 31, 2013, we incurred $113,670,000 in aggregate acquisition and renovation fees to AH LLC under the terms of this agreement. As of December 31, 2013, accrued and unpaid acquisition and renovation fees were $2,560,000.

  •
  Intellectual Property Fee. During the period that we pay AH LLC a fee for acquisition and renovation services, AH LLC is required to pay us a monthly fee of $100,000 for maintenance and use of certain intellectual property transferred to us in the Management Internalization.

  •
  Future Investment Vehicles. Under the original agreement on investment opportunities, AH LLC received 80% of the promoted interests in respect of outside capital invested in any investment vehicles formed after our initial private placement and before November 21, 2015 throughout the terms of those vehicles. Under the amended and restated agreement, AH LLC has foregone any right to receive any promoted interests in any investment vehicles formed after the closing of the Management Internalization.

              The duration, termination and assignment provisions in the agreement on investment opportunities remained unchanged from the original agreement.

    Registration Rights Agreement

              In connection with the Management Internalization, we entered into a registration rights agreement with AH LLC providing for registration rights exercisable after December 10, 2015. After June 10, 2015, if we are eligible to file a shelf registration statement under the Securities Act of 1933, as amended (the "Securities Act") with the SEC, AH LLC has a right to request that we file and maintain a shelf registration statement to register for resale the Class A common shares and securities convertible into Class A common shares that are held by AH LLC. In addition, AH LLC has the right to request that we cooperate with AH LLC in up to three underwritten offerings of our Class A common shares under the shelf registration statement, provided such right may not be invoked more often than once every six months (subject to suspension rights in favor of our company) and each such underwritten offering generally must yield gross proceeds to AH LLC of not less than $100 million per offering. After December 10, 2015, AH LLC has unlimited "piggyback" registration rights to include the Class A common shares and securities convertible into Class A common shares that AH LLC owns in other registration statements that we may initiate, subject to certain conditions and limitations (including cut-back rights in favor of our company). Under the registration rights agreement with AH LLC, we pay all expenses relating to registrations, and AH LLC pays all underwriting discounts and commissions relating to the sale of its Class A common shares. The registration rights agreement also contains other customary terms, including for indemnification. The registration rights agreement will terminate when AH LLC may freely sell its Class A common shares pursuant to Rule 144 under the Securities Act. In July 2013, the registration rights agreement was subsequently amended to provide for the registration of any Class A common shares beneficially owned by AH LLC at any time during the term of the agreement.

    Intellectual Property

              AH LLC contributed all licenses and intellectual property including, without limitation, rights to the trade name "American Homes 4 Rent" (provided that AH LLC is entitled to use such name until December 10, 2014) and all intellectual property related to the accounting systems and customized data systems necessary for the acquisition, asset management, renovation and property management functions. AH LLC pays a $100,000 per month fee to us to utilize the intellectual property and services related to its maintenance and use until the expiration of the arrangement by which AH LLC provides acquisition and renovation services.

    Employee Administration Agreement

              Effective upon the closing of the Management Internalization, we entered into an employee administration agreement with MMI, an affiliate of AH LLC, to obtain the exclusive services of our management and property management personnel, who were previously employees of MMI under the direction of AH LLC. Pursuant to this agreement, MMI continues to provide us with dedicated personnel to staff all general and administrative functions necessary to operate our business. The agreement obligates MMI to provide all personnel and any facilities, goods and equipment necessary to perform the services we need, including general and administrative services such as SEC reporting, Sarbanes-Oxley compliance, accounting, audit, finance, tax, benefits, compensation and human resource administration, property management, risk management, marketing, and legal. Pursuant to the agreement, we obtained the exclusive services of the employees dedicated to us for all management and other personnel dedicated to our business and are able to direct MMI to implement employment decisions with respect to the employees dedicated to us. We are required to reimburse MMI for all compensation and benefits and costs associated with the employees dedicated to us, on a pass-through basis. We do not pay any fee or any other form of compensation to MMI. MMI is owned by Tamara Hughes Gustavson, the daughter of Mr. Hughes, the chairman of our Board, the B. Wayne Hughes Jr. Living Trust (who together control MMI), the Singelyn Family Trust and Mr. Goldberg. The employee administration agreement with MMI, as amended, will terminate on January 1, 2015, and is not renewable, unless our independent trustees determine to renew it. By that date, if not renewed, we would implement all general and administrative functions necessary to operate our business and directly employ those employees dedicated to us who provide all management and other personnel utilized in conducting our business. Total compensation and benefit costs paid by MMI and passed through to us under the agreement during the year ended December 31, 2013 were $17,023,000.

    Captive Insurance Company

              Until the Management Internalization, a component of our property insurance (covering the first loss of $125,000 per property) was provided by a captive insurance company affiliated with our former manager. As part of the Management Internalization, we cancelled our insurance with the captive insurance company, which eliminated the approximately $195 per property annual premium payable to the captive insurance company and resulted in us self-insuring this component of our property insurance going forward. For the year ended December 31, 2013, prior to the Management Internalization, we paid $630,000 to the insurance affiliate of AH LLC for insurance.

Alaska Joint Venture Acquisition

    Alaska Joint Venture

              In July 2012, AH LLC and the Alaska Permanent Fund Corporation, acting for and on behalf of the funds that the Alaska Permanent Fund Corporation is designated by Alaska Statutes 37.13 to manage and invest ("APFC"), formed an investment vehicle (the "Alaska Joint Venture") under the Alaska Joint Venture Agreement. APFC contributed $600 million to the Alaska Joint Venture, and AH LLC contributed an additional $150 million. AH LLC had a promoted interest in the Alaska Joint Venture in addition to owning 20% of its equity.

              As of April 12, 2013, the Alaska Joint Venture owned 4,778 single-family properties for an estimated total investment of $730.4 million (excluding 43 California properties that were sold to a third party in May 2013 for approximately $11.3 million at a gain of approximately $2.2 million).

    Agreement for Alaska Joint Venture Acquisition

    General

              On June 11, 2013, APFC and AH LLC contributed their interests in the Alaska Joint Venture to our operating partnership, and the Alaska Joint Venture became wholly owned by our operating partnership (the "Alaska Joint Venture Acquisition"). We also acquired the right to receive all net cash flows produced by the Alaska Joint Venture after April 30, 2013 and before we acquired the properties on June 11, 2013, which were approximately $1,896,000.

    Valuation of the Alaska Joint Venture

              The 4,778 properties owned by the Alaska Joint Venture as of April 12, 2013 (excluding 43 California properties that were sold to a third party in May 2013) were valued by applying a capitalization rate of 5.65% to the net cash flow, as defined, of these properties, resulting in an agreed upon valuation for these properties of approximately $904.5 million.

              For these purposes, "net cash flow" is, with respect to each property, its annual (actual or estimated) gross rental income less estimated operating expenses (including property management fees, leasing fees and premiums paid to the captive insurance company). The estimated net cash flow for the properties is based solely on data and estimates provided by AH LLC in connection with the acquisition and calculated on a non-GAAP basis. The actual net cash flow from the properties may differ from the estimates based on numerous factors, including difficulties we experience in leasing the properties, greater than anticipated property operating expenses and/or capital expenditures, as well as other risks. Moreover, although the capitalization rate applied to the estimated net cash flow for purposes of the valuation formula is generally consistent with the underwriting standards we apply when analyzing potential property acquisitions, we are employing a new and untested business model, and our underwriting standards are based on limited experience.

              All properties acquired by the Alaska Joint Venture between April 12 and April 30, 2013 were valued at cost (including a 5% acquisition fee payable to AH LLC). The Alaska Joint Venture has assigned to us eight properties in escrow, and such properties were acquired subject to customary closing conditions.

    Consideration Paid to APFC and AH LLC

              In consideration for the 4,778 properties owned by the Alaska Joint Venture at April 12, 2013, we issued 43,609,394 Class A common shares to APFC, and our operating partnership issued 12,395,965 Class A units to AH LLC. The consideration for the Alaska Joint Venture was allocated between APFC and AH LLC as if the Alaska Joint Venture had been valued as of June 30, 2013 in accordance with the Alaska Joint Venture Agreement, except that APFC's share of the consideration was increased by $3.0 million and AH LLC's share was decreased by that amount.

    Renovation of 4,778 Properties

              All of the Alaska Joint Venture's net monetary assets (generally, cash, including the net proceeds from the sale of the 43 California properties, an imputed amount equal to the cost of properties acquired between April 12 and April 30, 2013, receivables and deposits for properties in escrow less payables and other liabilities as of April 30, 2013) were available to fund all costs incurred in connection with the initial repair and renovation of the 4,778 properties owned by the Alaska Joint Venture at April 12, 2013 prior to initial leasing of the properties following the Alaska Joint Venture Acquisition. AH LLC agreed to pay any shortfall. As of June 11, 2013, the estimated net monetary assets of the Alaska Joint Venture were $12,995,000. We and AH LLC are currently in the process of completing the reconciliation of net monetary assets and the remaining initial repair and renovation costs.

    Board Seat and Management Rights

              APFC has the option to designate an additional member to our Board, subject to our board's approval. To date, APFC has not elected to do so.

     Registration Rights

              In connection with the Alaska Joint Venture Acquisition, we entered into a registration rights agreement with APFC at the same time we entered into the contribution agreement. Under the terms of that agreement, we are required to file a Form S-3 registration statement once we become eligible to rely on that form for registration of securities, and we are required to attain such eligibility at the earliest practicable date. Thereafter, we will be required to maintain that registration statement in effect and to facilitate up to three underwritten offerings of our Class A common shares under the shelf registration statement (subject to suspension rights in favor of our company). Since February 2, 2014, APFC has unlimited "piggyback" registration rights to include the Class A common shares that APFC acquired through the Alaska Joint Venture Acquisition in other registration statements that we may initiate, subject to certain conditions and limitations. Under the registration rights agreement, we are required to pay all expenses relating to registrations, and APFC is required to pay all underwriting discounts and commissions relating to the sale of its Class A common shares. The registration rights agreement also contains other customary terms, including indemnification. The registration rights agreement will terminate when APFC may freely sell its Class A common shares pursuant to Rule 144 under the Securities Act.

Reconciliation of Net Monetary Assets

              As noted above, we are currently in the process of reconciling amounts due from AH LLC in connection with the net monetary asset reconciliations associated with the Management Internalization and Alaska Joint Venture acquisition. As of December 31, 2013, we believe the amount AH LLC owed to us was approximately $4,516,000, which represents the reconciliation of the total net monetary assets owed to us and other expense reimbursements, offset by accrued and unpaid acquisition fees and declared but unpaid distributions on the Series C units owned by AH LLC.

Concurrent Private Placements with AH LLC and APFC

              In August 2013, concurrently with our initial public offering, AH LLC purchased 3,125,000 of our Class A common shares and APFC purchased 1,562,500 of our Class A common shares in private placements at the initial public offering price of $16.00 per share, for total gross proceeds of $75 million. At the time we entered into a purchase agreement with AH LLC in connection with the concurrent private placement, we also amended our registration rights agreement with AH LLC to provide for the registration for resale of any Class A common shares beneficially owned by AH LLC at any time during the term of the registration rights agreement.

Outside Business Interests of AH LLC

              At December 31, 2013, AH LLC also owned directly 74 homes. Most of them are held for sale to third parties.

Related Party Transaction Policy

              We have adopted a written policy for the review and approval of related party transactions requiring disclosure under Item 404(a) of Regulation S-K. This policy provides that either the Audit Committee of our Board or our full Board is responsible for reviewing and approving or disapproving all interested transactions, meaning any transaction, arrangement or relationship in which (1) the amount involved may be expected to exceed $120,000 in any fiscal year, (2) our company or one of our subsidiaries will be a participant and (3) a related person has a direct or indirect material interest. A related person is defined as an executive officer, trustee or nominee for election as trustee, or a greater than 5% beneficial owner of our Class A common shares, or an immediate family member of the foregoing. The policy may deem certain interested transactions to be pre-approved.

 SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

              Section 16(a) of the Exchange Act requires the company's trustees and executive officers and persons who own more than 10% of any registered class of the company's equity securities to file reports of ownership and changes of ownership of those securities with the SEC and the NYSE. Executive officers, trustees and greater than 10% stockholders are required by SEC regulations to provide the company with a copy of all Section 16(a) forms that they file. Based on a review of the reports submitted to the company and of filings on the SEC's EDGAR website and of written representations from executive officers and trustees, the company believes that all trustees and officers filed timely reports during 2013, except that one Form 4, reporting an acquisition of Class A common shares indirectly by Mr. Swann through the Swann, Inc. Profit Sharing Plan, was filed late.

DEADLINES FOR RECEIPT OF SHAREHOLDER PROPOSALS FOR
CONSIDERATION AT THE 2015 ANNUAL MEETING

              Under SEC rules, any shareholder proposal intended to be presented at the 2015 Annual Meeting and included in the company's 2015 proxy statement must be received by us at our executive offices no later than December 5, 2014. Any such proposal should be sent to the attention of our Secretary and must meet the requirements of the SEC rules and our bylaws.

              In addition, notice of any proposal that a shareholder wishes to propose for consideration at the 2015 Annual Meeting of Shareholders (including nominations for trustee), but does not seek to include in the company's 2015 Proxy Statement, must be delivered to the company no earlier than November 5, 2014 and no later than 5:00 p.m. Pacific Standard Time, on December 5, 2014 if the shareholder wishes for the company to describe the nature of the proposal in its 2015 Proxy Statement as a condition to exercising its discretionary authority to vote proxies on the proposal. Any shareholder proposals or notices submitted to the company in connection with the 2015 Annual Meeting of Shareholders should be addressed to: Secretary, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301.

ANNUAL REPORT ON FORM 10-K

              A copy of our 2013 Annual Report and our 2013 Annual Report on Form 10-K accompanies this proxy statement. Additional copies are available at: www.americanhomes4rent.com. The company will furnish without charge upon written request of any shareholder a paper copy of the 2013 Form 10-K, excluding exhibits, without charge, upon a written request to: Secretary, American Homes 4 Rent, 30601 Agoura Road, Suite 200, Agoura Hills, California 91301. Copies of exhibits will be provided at a copying charge of $0.20 per page to reimburse us for a portion of the cost.

OTHER MATTERS

              The Board knows of no other matters to be presented for shareholder action at the Annual Meeting. If any other matters are properly presented at the Annual Meeting for action, the persons named in the accompanying proxy will vote the shares represented by the proxy in accordance with their best judgment on such matters.

              You are urged to vote the accompanying proxy and sign, date and return it in the enclosed pre-addressed postage-paid envelope at your earliest convenience, whether or not you currently plan to attend the meeting in person.

 DIRECTIONS TO THE AMERICAN HOMES 4 RENT 2014 ANNUAL MEETING

              The American Homes 4 Rent 2014 Annual Meeting is at the Sheraton Agoura Hills Hotel, 30100 Agoura Road, Agoura Hills, California 91301. The Sheraton Agoura Hills Hotel is off the 134 freeway and can be reached as follows:

From the 101 freeway:

              Exit on Reyes Adobe Road from the 101 freeway. Turn north to Agoura Road. Turn left on Agoura Road. The Sheraton Agoura Hills Hotel will be on the right-hand side at 30100 Agoura Road.

From Los Angeles International Airport (LAX):

              From LAX or points south, take the 405 freeway north to the 101 freeway north and exit on Reyes Adobe Road. Turn left (south) on Reyes Adobe Road and continue over the 134 to Agoura Road. Turn left on Agoura Road. The Sheraton Agoura Hills Hotel will be on the right-hand side at 30100 Agoura Road.

PROXY CARD

AMERICAN HOMES 4 RENT

30601 Agoura Road, Suite 200

Agoura Hills, California 91301

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, Proxy Statement and proxy card are available at

www.americanhomes4rent.com/2014proxy.html.

This Proxy/Instruction Card is Solicited on Behalf of the Board of Trustees

The undersigned, a record holder of common shares of American Homes 4 Rent, hereby (i) appoints David P. Singelyn and John Corrigan, or either of them, with power of substitution, as Proxies, to appear and vote, as designated on the reverse side, all the common shares held of record by the undersigned on March 12, 2014, at the Annual Meeting of Shareholders to be held on May 8, 2014, (the “Annual Meeting”), and any adjournments thereof. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

THE PROXIES WILL VOTE ALL COMMON SHARES TO WHICH THIS PROXY CARD RELATES, IN THE MANNER DIRECTED BY THE UNDERSIGNED. IF NO DIRECTION IS GIVEN WITH RESPECT TO COMMON SHARES HELD OF RECORD BY THE UNDERSIGNED, THE PROXIES WILL VOTE SUCH COMMON SHARES FOR THE ELECTION OF ALL NOMINEES LISTED ON THE REVERSE AND IN FAVOR OF PROPOSAL 2.

(continued and to be signed on reverse side)

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK. The Board of Trustees recommends a vote FOR all the listed nominees and FOR Proposal 2.

1.  Election of Trustees

FOR ALL	WITHHELD AUTHORITY FOR	FOR ALL EXCEPT (see instructions below) ☐ NOMINEES:
NOMINEES ☐	ALL NOMINEES ☐	o B. Wayne Hughes
o David P. Singelyn
o John Corrigan
o Dann V. Angeloff
o Matthew J. Hart
o James H. Kropp
o Lynn Swann
o Kenneth M. Woolley

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold.

2.  Ratification of appointment of BDO USA, LLP, independent registered public accountants, to audit the accounts of American Homes 4 Rent for the fiscal year ending December 31, 2014.

FOR ☐	AGAINST ☐	ABSTAIN ☐

3.  Other matters: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

To change the address on your account, please check the box at the right and indicate your new address in the address space below. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and Proxy Statement dated March 26, 2014.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD IN THE ENCLOSED ENVELOPE TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 6201 15 th AVENUE, BROOKLYN, NEW YORK 11219.

Signature of Shareholder	Date

Signature of Shareholder	Date

Note: This proxy must be signed exactly as the name appears hereon. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.